EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of December 2, 2025, by and between **Fifty 1 Labs, Inc.**, a corporation duly organized and existing under the laws of the State of Nevada, with its principal executive offices at 1505W 2nd Ave, Vancouver, BC V6J 1H2 Canada ("Company"), and **Joel Gagnier**, BA, ND, MSc, PhD ("Employee").

WHEREAS, the Company is a publicly traded corporation listed on the OTC Markets under the ticker symbol "FITY," engaged in the business of peptide- and hormone-focused drug development targeting health-span extension, metabolic optimization, regenerative medicine, and performance wellness;

WHEREAS, the Company desires to engage Employee as its Chief Executive Officer to lead the Company's strategic direction and execution of its peptide- and hormone-focused pipeline targeting the rapidly growing global markets for health-span extension, metabolic optimization, regenerative medicine, and performance wellness;

WHEREAS, Employee represents and warrants that he is a sophisticated investor with sufficient knowledge and experience to evaluate the risks and merits of accepting equity-based compensation, including the Company's preferred stock, and understands the legal, financial, and regulatory implications thereof under applicable securities laws;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement and Duties

a. Position: The Company hereby appoints Employee as Chief Executive Officer ("CEO"), effective December 2, 2025, pursuant to Board of Directors approval on December 2, 2025, as documented in the Company's corporate records.

b. Duties: Employee shall:

i. Lead the scientific development and validation of the Company's peptide- and hormone-focused pipeline, integrating clinical trial data, patient data, and patent data analysis to advance peptide and hormone-based therapies for health-span extension, metabolic optimization, regenerative medicine, and performance wellness, within a $1 million R&D budget.

ii. Provide scientific expertise to guide the technical implementation of the website, ensuring content reflects cutting-edge research in peptide- and hormone-based therapies.

iii. Direct the scientific evaluation and ensuring alignment with the Company's peptide- and hormone-focused objectives in health-span extension, metabolic optimization, regenerative medicine, and performance wellness.

iv. Collaborate with the Chief Operating Officer to align scientific research and development with strategic objectives, including market penetration in the functional medicine and wellness sector ($320.6 billion by 2030, CAGR 10.9%).

c. Reporting: Employee shall report directly to the Board of Directors and provide regular updates as requested.

d. Standard of Performance: Employee shall perform his duties diligently, in good faith, and in a manner consistent with the best interests of the Company and its shareholders, adhering to all applicable laws, regulations, and Company policies, including cybersecurity and data protection standards.

e. Exclusivity: Employee shall devote sufficient professional time, skill, and energy to perform his duties effectively, subject to reasonable allowances for other professional activities that do not conflict with the Company's interests or violate this Agreement.

Term of Employment

a. Initial Term: The term of this Agreement shall commence on December 2, 2025, and continue for a period of twenty-two (22) months, ending on October 2, 2027 ("Initial Term"), unless terminated earlier in accordance with Section 8.

b. Renewal Option: The Company, at its sole discretion, may renew this Agreement for additional one (1) year terms upon providing written notice to Employee at least sixty (60) days prior to the expiration of the Initial Term or any subsequent renewal term. Renewal terms shall be subject to mutual agreement on compensation and other provisions.

2. Compensation and Benefits

a. Cash Salary: During this first 22 months, Dr. Gagnier is to receive a monthly stipend of US $10,000. Upon the Company achieving a $50 million valuation, as determined by an independent third-party valuation firm, and Dr. Gagnier's continuous service for 22 months, he will be entitled to a one-time cash payment of US$3,500,000.

b. Acknowledgment of Sophistication: Employee represents and warrants that he is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act, possesses sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of accepting the equity compensation, and has had the opportunity to consult with legal, financial, and tax advisors regarding the implications of such compensation. Employee understands the speculative nature of the investment, the Company's current financial position, and the restrictions on transferability under federal and state securities laws, including compliance with lock-up periods and trading windows.

c. Expense Reimbursement: The Company shall reimburse Employee for all reasonable and necessary business expenses incurred in the performance of his duties, including travel, lodging, meals, and software licensing fees, provided such expenses are pre-approved in writing by the Board and documented in accordance with Company policy and Internal Revenue Service regulations.

d. Benefits: Employee shall be eligible to participate in any employee benefit plans (e.g., health, dental, retirement) maintained by the Company for its senior executives, subject to the terms and conditions of such plans.

3. Hold Harmless and Indemnification

a. Indemnification Obligation: To the fullest extent permitted by Nevada law, the Company shall indemnify, defend, and hold harmless Employee from and against any and all claims, demands, actions, suits, losses, damages, liabilities, judgments, settlements, costs, and expenses (including reasonable attorneys' fees and court costs) ("Claims") arising out of or relating to Employee's performance of duties under this Agreement, service as an officer, or actions taken in good faith on behalf of the Company, except in cases of Employee's gross negligence, willful misconduct, or fraud.

b. Scope of Indemnification: Indemnifiable Claims include, but are not limited to, those arising from:

i. Development and implementation of the Company's peptide- and hormone-focused pipeline, including integration of clinical trial, patient, and patent data.

ii. Technical management of website development, including oversight of the budget and coordination with third-party vendors.

iii. Any acts or omissions within the scope of Employee's authority as CEO, including decisions related to cybersecurity, data privacy, or intellectual property.

c. Procedure for Indemnification: Employee shall promptly notify the Company in writing of any Claim or potential Claim, including copies of any summons, complaint, or other legal documents, within five (5) business days of receipt. The Company shall have the right to assume control of the defense and settlement of any Claim, including the selection of counsel, provided that such counsel is reasonably acceptable to Employee and does not create a material conflict of interest. Employee shall cooperate fully in the defense, including providing documents, testimony, and other assistance as reasonably requested, at the Company's expense. The Company shall not settle any Claim in a manner that admits liability on the part of Employee without his prior written consent, which shall not be unreasonably withheld, unless such settlement includes a full release of Employee from all liability.

d. Advancement of Expenses: The Company shall advance all reasonable expenses (including attorneys' fees) incurred by Employee in defending a Claim, subject to Employee's undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that Employee is not entitled to indemnification.

e. Survival: The indemnification and advancement of expenses provided herein shall survive the termination of this Agreement and continue for the benefit of Employee with respect to actions taken during his employment.

4. Confidentiality

a. Definition: "Confidential Information" includes, but is not limited to, trade secrets, proprietary algorithms, source code, clinical trial data, patient data, patent data, technical specifications, vendor agreements, and any non-public information relating to the Company.

b. Non-Disclosure: Employee shall not, during or after the term of this Agreement, disclose Confidential Information to any third party, except as necessary to perform his duties or as required by law, regulation, or court order (e.g., SEC disclosures, subpoena).

c. Permitted Disclosures: If disclosure is required by law, Employee shall provide the Company with prompt written notice, at least ten (10) business days prior where feasible, to allow the Company to seek a protective order or other remedy. Employee shall disclose only the minimum information required and shall use reasonable efforts to obtain confidential treatment of such information.

d. Use Restriction: Employee shall use Confidential Information solely for the benefit of the Company and in furtherance of his duties hereunder, employing industry-standard safeguards to protect such information.

e. Return of Materials: Upon termination of employment or at the Company's request, Employee shall promptly return or destroy all documents, electronic files, devices, and other materials containing Confidential Information, certifying such return or destruction in writing within five (5) business days if requested.

f. Survival: The obligations under this Section shall survive termination of this Agreement indefinitely or until such information becomes publicly available through no fault of Employee.

5. Restrictive Covenants

a. Non-Compete: During the Initial Term and for twelve (12) months thereafter ("Restricted Period"), Employee shall not, directly or indirectly, engage in any business within the United States that competes with the Company's peptide- and hormone-focused initiatives in health-span extension, metabolic optimization, regenerative medicine, or performance wellness, whether as an employee, consultant, owner, partner, or otherwise. A "competing business" includes any entity developing or commercializing peptide- or hormone-based therapies.

b. Non-Solicitation: During the Restricted Period, Employee shall not, directly or indirectly, solicit or induce any employee, contractor, consultant, or client of the Company to terminate their relationship with the Company or engage with a competing business. This restriction applies to any person or entity who was an employee, contractor, or client of the Company at any time during the twelve (12) months preceding termination.

c. Non-Disparagement: Employee shall not, during or after the term of this Agreement, make any statements, whether oral, written, or electronic, that disparage the Company, its affiliates, officers, directors, or business operations, except as required by law or in confidential legal proceedings.

d. Reasonableness: Employee acknowledges that the restrictions in this Section are reasonable in scope, duration, and geographic area to protect the Company's legitimate business interests, including its Confidential Information, goodwill, and competitive position in the $5.68 trillion biotech market by 2033.

e. Enforcement: Employee agrees that any breach of this Section would cause irreparable harm to the Company, entitling the Company to seek injunctive relief in addition to other remedies available at law or equity, without the necessity of posting a bond.

6. Securities Law Compliance

a. Regulatory Obligations: Employee acknowledges that the Company is subject to the reporting and compliance requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"),

and OTC Markets regulations, including Rule 15c2-11 and OTC Market Alternative Reporting Standards.

b. Cooperation: Employee shall cooperate fully in the preparation and filing of all required SEC disclosures, including but not limited to Form 10, Form 8-K, and Form 211, and shall provide accurate and timely information as requested by the Company's legal counsel or auditors within three (3) business days of such request.

c. Insider Trading: Employee shall comply with the Company's insider trading policies and Section 16 of the Exchange Act, including timely filing of Form 3, Form 4, and Form 5 as applicable, and shall refrain from trading in the Company's securities during blackout periods or while in possession of material non-public information.

d. Acknowledgment of Stock Restrictions: Employee acknowledges that the preferred shares granted hereunder are subject to restrictions on transfer under the Securities Act and applicable state securities laws. Employee agrees to comply with all lock-up agreements, trading windows, and other restrictions imposed by the Company or its underwriters in connection with the OTCQB uplisting, NASDAQ uplisting, or public offerings.

7. Representations and Warranties of Employee

a. Authority: Employee represents that he has the legal capacity to enter into this Agreement and that its execution does not violate any other agreement or obligation to which he is bound, including any prior employment or consulting agreements.

b. Sophistication: Employee represents that he is a sophisticated investor with sufficient financial and business acumen to understand the risks associated with accepting restricted securities as compensation. Employee has had the opportunity to review the Company's SEC filings, financial statements, and Game Plan, and to consult with independent legal, financial, and tax advisors regarding this Agreement and the equity compensation.

c. No Conflicts: Employee represents that his employment hereunder will not conflict with any other professional or personal obligations, including any non-compete, non-solicitation, or confidentiality agreements with third parties.

d. Compliance: Employee represents that he has not been subject to any regulatory sanctions, disqualifications, or investigations by the SEC, FINRA, or other regulatory bodies that would impair his ability to serve as an officer of a public company.

8. Termination

a. Termination by Company for Cause: The Company may terminate this Agreement immediately upon written notice to Employee for Cause, defined as: (A) Gross negligence, willful misconduct, or fraud in the performance of duties, including misappropriation of Company funds or misrepresentation of material facts. (B) Material breach of this Agreement, including violations of Sections 4 or 5, uncured within thirty (30) days of written notice. (C) Conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude. (D) Failure to perform material duties, uncured within thirty (30) days of written notice, as determined by the Board in its reasonable discretion. (E) Violation of SEC or OTC Markets regulations, including insider trading or failure to file required reports under Section 16 of the Exchange Act. Upon termination for Cause, all unvested

equity shall be forfeited, and Employee shall have no further rights to such equity. Vested equity shall be subject to any clawback provisions in the Company's equity plan or applicable law.

b. Termination by Company without Cause: The Company may terminate this Agreement without Cause upon thirty (30) days' written notice. Unvested equity shall be forfeited, but vested equity shall remain exercisable for ninety (90) days following termination, subject to securities law restrictions.

c. Termination by Employee: Employee may terminate this Agreement upon sixty (60) days' written notice to the Company. Unvested equity shall be forfeited, and vested equity shall remain exercisable for ninety (90) days following termination.

d. Termination Due to Death or Disability: This Agreement shall terminate upon Employee's death or permanent disability, defined as the inability to perform duties for ninety (90) consecutive days due to physical or mental incapacity, as determined by a licensed physician mutually acceptable to the parties. Vested equity shall remain exercisable by Employee's estate or legal representative for a period of twelve (12) months following termination, subject to securities law restrictions.

e. Post-Termination Obligations: Upon termination for any reason, Employee shall:

i. Immediately cease representing the Company in any capacity.
ii. Return all Company property, including documents, electronic devices, and Confidential Information, within five (5) business days, accompanied by a written certification of compliance.
iii. Comply with all surviving obligations under Sections 4, 5, and 6.

f. Change of Control: For purposes of this Agreement, a "Change of Control" means: (A) a merger or consolidation in which the Company is not the surviving entity; (B) the sale of all or substantially all of the Company's assets; or (C) the acquisition by any person or group of beneficial ownership of more than 50% of the Company's voting securities. In the event of a Change of Control, all unvested equity shall vest immediately, provided Employee remains employed at the time of the event, and Employee shall be entitled to participate in any severance or retention bonuses offered to senior executives.

9. Governing Law and Dispute Resolution

a. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to its conflict of laws principles.

b. Arbitration: Any dispute, controversy, or claim arising out of or relating to this Agreement, including its breach, termination, or validity, shall be resolved by binding arbitration in Las Vegas, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted by a single arbitrator selected in accordance with AAA rules, with experience in securities and employment law. The arbitrator's decision shall be final and enforceable in any court of competent jurisdiction. The parties shall share equally the costs of arbitration, except that each party shall bear its own attorneys' fees unless otherwise awarded by the arbitrator under applicable law.

c. Equitable Relief: Notwithstanding Section 9(b), the Company may seek injunctive or other equitable relief in any court of competent jurisdiction in Nevada to enforce the provisions of Sections

4 and 5, as monetary damages may not adequately remedy breaches of confidentiality or restrictive covenants. Employee consents to such relief without the Company posting a bond.

d. Jurisdiction and Venue: For purposes of equitable relief, the parties consent to the exclusive jurisdiction and venue of the state and federal courts located in Miami-Dade County, Florida.

10. Miscellaneous

a. Entire Agreement: This Agreement, together with any equity award agreements referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral.

b. Amendments: No amendment or modification of this Agreement shall be valid unless in writing and signed by both parties, with Board approval for any material changes to compensation or duties.

c. Severability: If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid provision shall be reformed to the extent necessary to preserve the parties' intent.

d. Assignment: Employee may not assign or delegate any rights or obligations under this Agreement without the Company's prior written consent. The Company may assign this Agreement to a successor in interest in connection with a merger, acquisition, or sale of all or virtually all of its assets, provided such successor assumes all obligations hereunder.

e. Notices: All notices required hereunder shall be in writing and delivered by hand, certified mail (return receipt requested), or reputable overnight courier to the addresses set forth above, or to such other address as a party may designate in writing. Notices shall be effective upon receipt or, if mailed, three (3) business days after mailing.

f. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall have the same effect as original signatures.

g. Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

h. Survival: The provisions of Sections 4, 5, 6, 7, 8(e), and 9 shall survive the termination of this Agreement.

i. Tax Withholding: The Company shall have the right to withhold from any compensation payable hereunder any taxes required by law, including but not limited to federal, state, and local income taxes and employment taxes.

SIGNATURE PAGE TO FOLLOW.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYEE

DocuSigned by:

By: Joel Gagnier
Joel Gagnier, BA, ND, MSc, PhD

FIFTY 1 LABS, INC.

By: ______________________________
Name: Robert Clark
Title: Director

By: ______________________________
Name: Brandon Spikes
Title: Director

By: ______________________________
Name: Curtis Young
Title: Director